Exhibit 99.1

              MoneyGram International Increases Full Year Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 22, 2004--MoneyGram International, Inc. (NYSE:MGI), today announced an increase in full year 2004 guidance on earnings per share from continuing operations from the $0.65 to $0.69 previously provided, to $0.70 to $0.74. During the third quarter, a security in the investment portfolio paid off early, which will result in an unanticipated gain. In addition to the gain, there are third quarter charges expected to affect previous guidance including losses on the sale of securities from portfolio repositioning. The expected net effect of these third quarter items on previously issued guidance for earnings per share from continuing operations is an increase of approximately $0.05. MoneyGram will provide further information in the company's third quarter earnings press release to be issued on October 28.

    About MoneyGram International, Inc.

    MoneyGram International, Inc., is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfer, money orders and payment processing solutions for financial institutions and retail customers. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially adversely affect revenue derived from investment of funds received from the sale of payment instruments; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment product markets; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company's products or services or render products or services less profitable or obsolete; (i) continued political stability in countries in which MoneyGram has material agent relationships; (j) material lawsuits or investigations; (k) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending; (l) material breach of security of any of our systems; and (m) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.


    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Patricia D. Phillips, 952-591-3840
             pphillips@moneygram.com